KRONOS WORLDWIDE, INC. ANNOUNCES A PRICE INCREASE FOR ALL TITANIUM DIOXIDE PRODUCTS SOLD OUTSIDE OF NORTH AMERICA AND EUROPE

CRANBURY, NEW JERSEY – November 15, 2010 – Kronos Worldwide, Inc. (NYSE:  KRO) today announced a price increase for all titanium dioxide products sold outside of North America and Europe including among other areas, Asia Pacific, Latin America, Middle East, Africa and Asia.

Effective January 1, 2011, prices for all KronosTM titanium dioxide products sold outside North America and Europe will be increased by a minimum of US$200 per metric ton.

This increase is in addition to the increases previously announced.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

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